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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                   SONICBLUE RECEIVES NASDAQ DELISTING NOTICE

     SANTA CLARA, CA - March 28, 2003 - SONICblue(TM) Incorporated (Nasdaq:
SBLU) announced today that on March 24, 2003 it received notification from Nasdaq Listing Qualifications Staff that SONICblue's securities will be delisted from The Nasdaq SmallCap Market at the opening of business on April 2, 2003. SONICblue currently has no plans to appeal the delisting.

     In its letter to SONICblue, Nasdaq Listing Qualifications Staff cited several factors in its determination to delist SONICblue's securities, including SONICblue's filing of a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code on March 21, 2003 and associated public interest concerns raised by the filing, concerns regarding the residual equity interest of the exiting listed securities holders, concerns regarding SONICblue's ability to sustain compliance with all of the requirements for continued listing, including the $1.00 minimum bid price per share, and SONICblue's failure to pay Nasdaq's annual fee.

     As a result of SONICblue's Chapter 11 filing, at the opening of business on March 26, 2003, SONICblue's common stock began trading under the symbol SBLUQ.

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ABOUT SONICBLUE INCORPORATED

          SONICblue is a leader in the converging Internet, digital media, entertainment and consumer electronics markets. Working with partners that include some of the biggest brands in consumer electronics, SONICblue creates and markets products that let consumers enjoy all the benefits of a digital home and connected lifestyle. SONICblue holds a focused technology portfolio that includes Rio(R) digital audio players; ReplayTV(R) personal television technology and software solutions; and GoVideo(R) integrated DVD+VCRs, Dual-Deck(TM) VCRs, and digital home theater systems.

FOR MORE INFORMATION:

Press Contact:                            Investor Contacts:
Amanda Sanyal                             Ian Shea
SONICblue                                 SONICblue
(408) 588-8060                            (408) 588-8242
asanyal@sonicblue.com                     r@sonicblue.com

Rio, GoVideo and ReplayTV are registered trademarks of SONICblue Incorporated. SONICblue and Dual-Deck are trademarks of SONICblue Incorporated.